Exhibit 4.3


                                   15% SENIOR
                                 PROMISSORY NOTE


LENDER:
ADDRESS:


BORROWER:        OMEGA ORTHODONTICS, INC.

DATE:            September   , 1996

PRINCIPAL AMOUNT:$50,000.00

INTEREST RATE:   15% per annum, fixed

PAYMENT TERMS:   Principal - On the Maturity Date, subject to earlier prepayment
                 Interest - Monthly and on Maturity Date or earlier prepayment

MATURITY DATE:   September 30, 1997

COMMON STOCK
 TO BE ISSUED:   10,000 SHARES


This is one of a series of notes of like tenor and term in the aggregate principal amount of up to FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS (the "Notes") issued and purchased in accordance with or as contemplated by that certain Confidential Private Placement Memorandum - OMEGA Orthodontics, Inc., dated as of September 4, 1996, as the same may be amended or supplemented from time to time (collectively, the "Placement Memorandum") and the Subscription Agreement for this Note. All capitalized terms not specifically defined herein shall have the same effect as in the Memorandum or the Subscription Agreement, as applicable.

The undersigned Borrower promises to pay to lender whose name and address is set forth above (hereinafter "Lender", which term shall include its successors and assigns) or order, in lawful money of the United States, at the office of the Borrower set forth in the Memorandum or at such other address the Lender shall designate in written notice to the Borrower, the Principal Amount set forth above with interest thereon or on such part thereof as may have been from time to time advanced and remain outstanding at the Interest Rate hereinabove specified. The entire unpaid Principal balance with interest then outstanding shall be due and payable in full on September 30, 1997 (the "Maturity Date"). Interest hereunder shall accrue in arrears, shall be payable monthly on the first day of each month commencing November 1, 1996, and shall be computed on a 360 day

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basis (i.e.,  interest for each day during which any of the principal balance is outstanding shall be computed at the Interest Rate hereinabove specified divided by 360). Payments shall be applied, in order, to costs of collection, late charges, interest and then Principal.

1. Mandatory Prepayment. The Borrower intends to use the proceeds of the sale of the Notes to pay for the legal, accounting and printing expenses the Borrower expects to incur in preparing and consummating an initial public offering ("IPO") of Common Stock and Redeemable Common Stock Purchase Warrants, as reflected in the Memorandum. Within five days after consummation of the IPO, if it is consummated, the Borrower shall prepay the entire Principal Amount of this Note (and the other Notes), together with any accrued but unpaid interest thereon.

2. Acceleration/Events of Default. At the option of Lender, the entire unpaid Principal balance hereunder with interest then outstanding shall become immediately due and payable upon the occurrence of any of the following events of default (hereinafter "Events of Default") which are not cured in accordance with the provisions of Section 3: (i) failure to pay principal when due on this Note; (ii) failure to pay any interest on this Note 30 days after payment is due; (iii) failure to perform any other covenant of the Borrower under this Note, and such failure continues for 60 days after written notice by the holder; and (iv) the making of an assignment for the benefit of creditors, trust mortgage or composition with creditors or other arrangement of similar import by, or the commencement of any proceedings under any bankruptcy or insolvency Law, now or hereafter enacted by or against Borrower, or any endorser.

      If an Event of Default shall occur and be continuing, other than an event of bankruptcy or insolvency of the Company, the holders of at least 50% of the principal amount of the outstanding Notes may accelerate maturity of all Notes upon 10 business days after notice of such acceleration is received by the Company. If an Event of Default shall occur and be continuing which is a bankruptcy or insolvency of the Company, the maturity of all Notes shall immediately accelerate without any act on the part of any holder. After acceleration upon the Event of Default, but before a judgment or decree based on acceleration, the holders of more than 50% in an aggregate principal amount of outstanding Notes may rescind and annul such declaration if, among other things, all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Notes.

      No holder of any Note will have any right to institute any proceeding with respect to such holder's Note or any remedy thereunder, unless the holders of at least 50% in an aggregate principal amount of the outstanding Notes shall have made written demand upon the Company for payment for the same continuing Events of Default.

3. Borrower's Right to Cure. Notwithstanding the foregoing, Borrower shall at minimum have the right: (1) to cure monetary defaults hereunder or under any instrument, document or undertaking given or entered into in connection herewith within 15 calendar days after the event of default; and (2) to cure nonmonetary defaults hereunder or under any such instrument, document or undertaking within 30 calendar days after the event of default, in which event, this Note and the

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loan evidenced hereby shall be reinstated.  The time periods provided herein for cure shall be concurrent with and not consecutive to any other grace periods which may be provided in or with respect to any obligation having the benefit of this provision.

4. Voluntary Prepayment. Borrower may prepay this Note in whole or in part at any time without penalty or premium, upon written notice to Lender.

5. Common Stock Rights. As and for additional consideration to the Lender in connection with the issuance and purchase of this Note, the Borrower hereby grants to the Lender the right to receive, for no additional payment, 10,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Borrower. Certificates for the Shares shall be issued in the name of and delivered to the Holder upon the execution and delivery of this Note. The Shares shall be held subject to the provisions of, and the Holder of the Shares shall be entitled to the benefits under, the Subscription Agreement for this Note.

6. Expenses. Borrower agrees to pay all expenses including reasonable attorney's fees, which Lender may incur in effecting collection of this Note, upon default or at maturity.

7. Delays. Lender shall not, by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder unless such waiver be in writing and signed by Lender. A delay, omission or waiver on one occasion shall not be deemed a waiver or bar on any future occasion of the same or any other right.

8. Certain Waivers. Borrower hereby (1) waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except as specifically provided herein with respect to notices of nonmonetary default; (2) waives all suretyship defenses; and (3) assents to any extension or postponement of the time of payment or any other indulgence or forbearance and to the addition or release of any other party primarily or secondarily liable.

9. Remedies. Borrower hereby acknowledges and agrees that no remedy of Lender under this Note is intended to be exclusive of any other remedy, and each and every remedy given hereunder or now hereafter existing at law or in equity by statute or other provision of law may be exercised in any order or manner without waiving rights and may be exercised cumulatively.

10. Notices. Notices to Borrower shall be deemed given when delivered in hand to Borrower, or one (1) day after being sent by receipted commercial, overnight courier or five (5) days after being mailed by certified mail, postage prepaid, return receipt requested, to the Borrower the address described above or at such other address of which the Borrower shall have notified the Lender in writing.

11. Governing Law. This Note shall be deemed to be a California instrument, and all rights and obligations hereunder shall be governed by the laws of the State of California.

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      This  instrument  has been duly  executed by an officer of  Borrower  duly authorized, and shall take effect upon the date and year first above written.


WITNESS:                                    OMEGA ORTHODONTICS, INC.


_____________________                    By:
                                               Robert J. Schulhof, President